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                                                                     EXHIBIT 6.9

               MINUTES of a Meeting of the Board of Directors of
              Poker.com, Inc. held at Vancouver, British Columbia
                       Dated this 2nd day of March 2000

RESOLVED, that the Company accept the resignation of Grant Thornton as auditors of the Company.

RESOLVED FURTHER, that the Company appoint Smythe Ratcliffe as the new auditors of the Company.

By Order of the board

Certified a true copy

/s/ signature illegible
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Secretary